Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Reports Second Quarter 2014 Results

Key Highlights:

•	Submitted amended PMA for LuViva® Advanced Cervical Scan
•	Received regulatory approval for Mexico
•	Strengthened patent portfolio
•	On track for projected sales of $1 million to $3 million for 2014
•	Hiring underway to increase production capacity

Norcross, GA (August 13, 2014) -- Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced its operating results for the second quarter and six months ended June 30, 2014.

Revenue and other income for the second quarter ended June 30, 2014 was approximately $212,000, including approximately $201,000 in sales of LuViva® devices and disposables and $11,000 from contract and grant income. Revenue for the quarter ended June 30, 2013 was comprised of product sales of approximately $116,000 and contract and grant income of approximately $222,000. Revenue for the six month period ending June 30, 2014 was approximately $353,000, including approximately $323,000 in sales of LuViva devices and disposables and $30,000 from contract and grant income. For the six month period ended June 30, 2013, sales of LuViva devices and disposables were approximately $248,000, and contract and grant income was $389,000, from our prior agreements with Konica Minolta and our prior grant with the National Cancer Institute, both of which ended in 2013.

With increased efforts underway to market LuViva, sales and marketing expenses increased to $345,000 and $628,000 for the second quarter and first six months of 2014, respectively, from $195,000 and $359,000 in the comparable periods of 2013. The additional sales and marketing resources were shifted from research and development expenses, which declined to $624,000 and $1.2 million in the second quarter and first six months of 2014, respectively, from $834,000 and $1.6 million in the comparable periods of 2013.

The net loss attributable to common stockholders for the second quarter of 2014 was approximately $2.2 million, or $0.03 per share, compared to approximately $2.9 million, or $0.04 per share, in the second quarter of 2013. For the six month period ended June 30, 2014, the net loss attributable to common stockholders was approximately $3.8 million, or $0.05 per share, compared to $4.7 million, or $0.07 per share, in the year ago period.

Cash on hand at June 30, 2014 was approximately $485,000, as compared to approximately $613,000 at December 31, 2013. Net inventory on hand at the end of the quarter was approximately $1.1 million. In the second quarter, the Company sold $3 million in 6% Senior Convertible Notes due 18 months from the date of issuance in a private placement to an accredited investor. Management believes that this financing, along with the Company’s anticipated future sales and committed funds, should be sufficient to support existing operations through the third quarter of 2014. The Company will be required to raise additional funds through public or private financing, new collaborative relationships or grants, if available.

“LuViva revenues continue to build, with an increase of 65% sequentially from the first quarter, on the shipment of units and disposables to Nigeria, Turkey, Mexico and the U.K.,” said Gene Cartwright, Chief Executive Officer of Guided Therapeutics. “This keeps us on track to generate product sales in the low- to mid-range of our projections of $1 million to $3 million for 2014. To support the anticipated demand we see for LuViva looking out into 2015, over the remainder of the year we intend to hire additional assembly staff in anticipation of doubling our production capacity of LuViva units.

“In addition to shipping product to Turkey under the $3.0 million Turkish Ministry of Health order in the quarter, our distributor, I.T.E.M. Medical Technologies Group, brought its service team to Atlanta for engineering and maintenance certification, the first dealer to complete such training. This training will be important as the rollout in Turkey and surrounding countries covered by I.T.E.M. accelerates over the next few quarters.

“During the quarter we also initiated a number of new evaluations. In the U.K., evaluations are underway in London and Scotland to support future reimbursement and we have two evaluations underway in France. In addition, with our recent marketing approval in Mexico, we shipped two units in the quarter to be used in public hospital clinical evaluations, as demo units and for evaluations in private clinics. LuViva continues to be very well received and we believe that we have a great opportunity in developing markets including Turkey, Nigeria, Kenya and Mexico, where cervical cancer remains a leading cause of cancer deaths in women. We continue to work diligently to turn these evaluations into orders and remain optimistic we will continue to make progress over the next few months.”

“Turning to the U.S. market, in July we announced the filing of our amended PMA application for LuViva, which we believe addresses the remaining questions the FDA had about our application,” added Cartwright. “We also extended additional protections to the technology behind LuViva with the award of another U.S. patent that further strengthens the foundation on which we can build shareholder value.”

Conference Call

Guided Therapeutics will hold a conference call at 11:00 a.m. EDT Thursday, August 14, 2014, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://www.guidedinc.com/investors.htm. The live call is also available by dialing (888) 466-4462 or for international callers (719) 325-2491 and referencing Conference ID 2118503.

A replay of the teleconference will be available on http://www.guidedinc.com/investors.htm. A replay will also be available until August 23, 2014 by dialing (877) 870-5176 or for international callers (858) 384-5517 and using pin number 2118503.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that is not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the sufficiency of capital raised in our prior financings and our ability to realize their expected benefits, the uncertainty of future capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, and the dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent quarterly reports.

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GUIDED THERAPEUTICS, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Operations

	FOR THE THREE MONTHS		FOR THE SIX MONTHS
	ENDED JUNE 30,		ENDED JUNE 30,
	2014	2013	2014	2013
REVENUE:
Contract and grant revenue	$11	$222	$30	$389

Sales – devices and disposables	201	116	323	248
Cost of goods sold	271	119	463	277
Gross loss	(70)	(3)	(140)	(29)
COSTS AND EXPENSES:
Research and development	624	834	1,231	1,647
Sales and marketing	345	195	628	359
General and administrative	999	931	2,137	1,970
Total	1,968	1,960	3,996	3,976

Operating loss	(2,027)	(1,741)	(4,106)	(3,616)

OTHER INCOME	3	—	5	75

CHANGES IN FAIR VALUE OF WARRANTS	(81)	—	461	—

INTEREST EXPENSE	(47)	(9)	(74)	(24)

LOSS BEFORE INCOME TAXES	(2,152)	(1,750)	(3,714)	(3,565)

PROVISION FOR INCOME TAXES	—	—	—	—

NET LOSS	(2,152)	(1,750)	(3,714)	(3,565)

PREFERRED STOCK DIVIDENDS	(41)	(1,171)	(89)	(1,171)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLERS	$(2,193)	$(2,921)	$(3,803)	$(4,736)

BASIC AND DILUTED NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
	$(0.03)	$(0.04)	$(0.05)	$(0.07)
WEIGHTED AVERAGE SHARES OUTSTANDING	72,986	65,675	72,223	64,678

 Selected Balance Sheet Data (Unaudited)

(In thousands)	June 30, 2014	December 31, 2013
Cash & Cash Equivalents	$485	$613
Inventory Working Capital	1,119 (663)	1,193 268
Total Assets	3,822	3,316
Accumulated Deficit	(106,827)	(103,025)
Stockholders’ Equity(Deficit)	(2,494)	(107)

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